Chicopee Bancorp, Inc. Reports First Quarter Results and Announces Quarterly Cash Dividend of $0.05 Per Share

CHICOPEE, Mass., April 25, 2013 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three months ended March 31, 2013.

The Company also announced on April 25, 2013, that its Board of Directors declared its second quarterly cash dividend of $0.05 per share. Stockholders of record on May 6, 2013 will receive the cash dividend on or about June 7, 2013.

The Company reported pre-tax income of $1.0 million for the three months ended March 31, 2013, compared to $446,000 for the three months ended March 31, 2012. Net income for the three months ended March 31, 2013 was $797,000, or $0.16 diluted earnings per share, as compared to net income of $397,000, or $0.08 diluted earnings per share, for the same period in 2012. The $400,000, or 100.8%, increase in net income was a result of an increase in net interest income of $142,000, or 3.1%, a decrease in the provision for loan losses of $77,000, an increase in non-interest income of $161,000, or 23.6%, and a decrease in non-interest expense of $196,000, or 4.1%. These improvements were offset by an increase in income tax expense of $176,000 from $49,000 for the three months ended March 31, 2012 to $225,000 for the three months ended March 31, 2013.

Net interest income increased $142,000, or 3.1%, from $4.6 million for the three months ended March 31, 2012 to $4.7 million for the three months ended March 31, 2013. The increase in net interest income was primarily due to the decrease in interest expense of $366,000, or 24.1%, offset by the decrease of $224,000, or 3.7%, in interest income. Interest expense on deposits decreased $188,000, or 16.4%, from $1.1 million for the three months ended March 31, 2012 to $958,000 for the three months ended March 31, 2013. Interest expense on Federal Home Loan Bank (“FHLB”) advances decreased $176,000, or 48.2%, over the same period.

The net interest margin increased 23 basis points from 3.46%, for the three months ended March 31, 2012, to 3.69% for the three months ended March 31, 2013. The net interest rate spread increased 25 basis points from 3.18% at March 31, 2012 to 3.43% at March 31, 2013. The average cost of funds decreased 26 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposits, an interest free source of funds, increased $6.1 million, or 9.3%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

The provision for loan losses decreased $77,000, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012. The allowance for loan losses as a percentage of total loans decreased from 0.98% at March 31, 2012 to 0.94% at March 31, 2013. Non-performing loans increased $147,000, or 3.9%, from $3.7 million, or 0.83% of total loans, at March 31, 2012, to $3.9 million, or 0.85% of total loans, at March 31, 2013.

The $161,000, or 23.6%, increase in non-interest income for the three months ended March 31, 2013 was due to an increase in income from loan sales and servicing, net of $111,000, or 72.5%, a decrease of $68,000, or 63.0%, in losses on the sale of other real estate owned (“OREO”) and an increase of $24,000 in other non-interest income. These increases were partially offset by the decrease in income from customer service fees and commissions of $38,000, or 7.0%.

Non-interest expense decreased $196,000, or 4.1%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012. The 4.1% decrease was a result of the $238,000, or 8.6%, decrease in salaries and benefits due to employee benefit expenses related to the initial public offering being fully expensed in the third quarter of 2012. Stationery, supplies and postage decreased $32,000, or 29.6%, FDIC insurance expense decreased $26,000, or 27.7%, and other non-interest expense decreased $25,000, or 3.7%. These decreases were offset by an increase in professional fees of $52,000, or 31.5%, an increase in data processing of $50,000, or 19.1%, and an increase in occupancy expense of $30,000, or 7.6%.

The efficiency ratio improved from 91.4% for the three months ended March 31, 2012, to 83.0% for the three months ended March 31, 2013. Management remains committed to our expense reduction initiatives and to continue to evaluate strategies to improve efficiency.

Average interest-earning assets for the three months ended March 31, 2013 decreased $13.5 million, or 2.4%, from the same period in 2012. The $13.5 million decrease in average interest-earning assets was due to the $10.5 million, or 14.1%, decrease in average investments and $16.2 million, or 40.0%, decrease in average other interest-earning assets. These decreases were offset by an increase in average net loans of $13.3 million, or 3.0%. We continue to manage the balance sheet by deploying the Bank's high cash position into higher yielding assets. The tax effected yield on assets decreased one basis point from 4.54% for the three months ended March 31, 2012 to 4.53% for the three months ended March 31, 2013. The tax effected investment yield increased from 3.59% for the three months ended March 31, 2012 to 4.37% for the three months ended March 31, 2013, offset by the decrease in the loan yield of 30 basis points over the same period. Interest-bearing liabilities decreased $22.2 million, or 5.0%, due to the $25.7 million, or 44.7%, decrease in average FHLB advances, offset by an increase of $5.1 million, or 1.3%, in average interest-bearing deposits. The average cost of funds decreased 26 basis points and was driven by the 28 basis point decrease in the cost of interest-bearing borrowings and a 21 basis point decrease in the cost of interest-bearing deposits.

Total assets decreased $13.7 million, or 2.3%, from $600.0 million at December 31, 2012 to $586.3 million at March 31, 2013. The decrease in total assets was primarily due to the decrease in net loans of $8.6 million, or 1.8%, and the decrease in cash and cash equivalents of $7.4 million, or 18.8%, partially offset by the increase in loans held for sale of $2.2 million.

The $8.6 million, or 1.8%, decrease in net loans was due to the decrease of $6.8 million, or 5.7%, in one- to four-family real estate loans and a decrease of $1.8 million, or 1.0%, in commercial real estate loans. The decrease in one- to four-family residential real estate loans was primarily due to prepayments and refinancing activity attributed to the historically low interest rates. In accordance with the Company's asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. In the first quarter of 2013, the Company sold $12.0 million in low coupon residential real estate loans and currently services $93.5 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses of $4.3 million, or 0.94% of total loans, decreased $39,000, or 0.9%, from December 31, 2012. The allowance for loan losses as a percentage of non-performing loans was 111.2% at March 31, 2013 and 109.5% at December 31, 2012. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.94% allowance for loan losses to total loans is sufficient to cover all inherent losses in the portfolio that are both probable and reasonable to estimate.

Asset quality continues to be the top focus for management and we continue to work aggressively to resolve problem loans as they arise. Non-performing assets decreased 4.1%, from $4.6 million, or 0.76% of total assets, at December 31, 2012 to $4.4 million, or 0.75% of total assets at March 31, 2013. Non-performing assets at March 31, 2013, included $3.9 million of non-performing loans and $485,000 of OREO. The nonperforming loans as a percentage of total loans ratio of 0.85% remained unchanged at March 31, 2013 compared to December 31, 2012. Of the $3.9 million in non-performing loans, $2.5 million, or 63.8%, are one-to four-family residential loans, $785,000, or 20.2%, are commercial real estate loans, $139,000, or 3.6%, are commercial and industrial loans, $57,000, or 1.5%, are consumer loans, and $96,000, or 3.0%, are home equity loans. For the three months ended March 31, 2013, the Company reported net recoveries of $31,000 compared to net charge-offs of $135,000 for the same period in 2012.

The held-to-maturity investment portfolio increased $328,000, or 0.6%, from $59.6 million at December 31, 2012 to $59.9 million at March 31, 2013. The available-for-sale investment portfolio increased $13,000, or 2.1%, from $621,000, at December 31, 2012 to $634,000, at March 31, 2013.

Total deposits decreased $15.1 million, or 3.2%, from $466.2 million at December 31, 2012 to $451.1 million at March 31, 2013. Core deposits decreased $14.0 million, or 4.9%, from $288.7 million at December 31, 2012 to $274.7 million at March 31, 2013. Demand deposits decreased $3.0 million, or 4.0%, to $72.4 million, money market accounts decreased $14.7 million, or 11.5%, to $113.1 million, NOW accounts increased $2.7 million, or 7.4%, to $39.4 million, and savings accounts increased $1.0 million, or 1.9%, to $49.8 million. Certificates of deposit decreased $1.1 million, or 0.6%, from $177.4 million at December 31, 2012 to $176.4 million at March 31, 2013. The decrease of 4.9% in core deposits was mostly due to fluctuations in commercial accounts related to business activity. We continue to focus on allowing high cost deposits to mature and be replaced with low cost relationship based core deposits.

FHLB advances decreased $2.3 million, or 7.0%, from $33.3 million at December 31, 2012 to $31.0 million at March 31, 2013. Repurchase agreements increased $3.0 million, or 30.3%, from $9.8 million at December 31, 2012 to $12.7 million at March 31, 2013.

Stockholders' equity was $90.7 million, or 15.5% of total assets, at March 31, 2013 compared to $90.0 million, or 15.0% of total assets, at December 31, 2012. The Company's stockholders' equity increased primarily as a result of $797,000 in net income, an increase of $75,000, or 1.9%, in stock-based compensation and an increase of $75,000, or 2.5%, in additional paid-in-capital, partially offset by the $271,000 cash dividend paid on March 8, 2013.

At March 31, 2013, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Chicopee Bancorp, Inc. continues to show steady improvement in core earnings on a quarter-to-quarter basis despite the prolonged low interest rate environment. By staying focused on our strategic plan, we believe we are making progress in improving the long-term profitability and enhancing the franchise value of the Company.

During these challenging times, “smart” balance sheet growth is an important element to our continued success. It has been more important to grow the quality of earnings rather than aggressively growing the balance sheet with low earning assets. During the three months ended March 31, 2013, the Company sold $12.0 million in lower coupon fixed rate residential loans to the secondary market which resulted in a decrease of $8.6 million, or 1.8%, in total loans. We will continue to manage the balance sheet by deploying the Company's high cash position into higher yielding quality loans.

Despite the low interest rate environment, net interest income, the primary source of revenues for the Company, increased $142,000, or 3.1%, for the three months ended March 31, 2013 compared to the same period in 2012. This was accomplished by managing the cost of funds to offset the continued decrease in the asset yield. The net interest margin increased 23 basis points from 3.46% at March 31, 2012 to 3.69% at March 31, 2013 and the net interest spread increased 25 basis points over the same period.

Asset quality remains favorable at March 31, 2013 as reflected in the ratio of non-performing loans as a percentage of total loans of 0.85% and non-performing assets as a percentage of total assets of 0.75%. Total delinquency as a percentage of total loans was 1.3% at March 31, 2013 compared to 1.5% at December 31, 2012, indicating that management is effectively managing asset quality.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve.

We have managed the Company through one of the most challenging economic environments by executing our business strategy. We will continue to stay the course and continue to identify opportunities in the marketplace. We remain confident in our strategic plan to build long-term franchise value for our stockholders as we continue to increase the Company's tangible book value which has increased $0.13, or 0.8%, from $16.57 at December 31, 2012 to $16.70 at March 31, 2013.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)
	March 31, 2013	December 31, 2012
ASSETS	(Unaudited)
Cash and due from banks	$9,138	$11,073
Federal funds sold	2,197	3,372
Interest-bearing deposits with the Federal Reserve Bank of Boston	20,833	25,163
Total cash and cash equivalents	32,168	39,608

Securities available-for-sale, at fair value	634	621
Securities held-to-maturity, at cost (fair value $66,647 and $67,108 at
March 31, 2013 and December 31, 2012, respectively)	59,896	59,568
Federal Home Loan Bank stock, at cost	3,914	4,277
Loans, net of allowance for loan losses ($4,325 at
March 31, 2013 and $4,364 at December 31, 2012)	456,644	465,211
Loans held for sale	2,224	—
Other real estate owned	485	572
Mortgage servicing rights	425	368
Bank owned life insurance	13,899	13,807
Premises and equipment, net	9,357	9,459
Accrued interest and dividends receivable	1,695	1,567
Deferred income tax asset	3,248	3,252
FDIC prepaid insurance	476	467
Other assets	1,207	1,205
Total assets	$586,272	$599,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$72,371	$75,407
NOW accounts	39,431	36,711
Savings accounts	49,833	48,882
Money market deposit accounts	113,070	127,730
Certificates of deposit	176,377	177,447
Total deposits	451,082	466,177

Securities sold under agreements to repurchase	12,721	9,763
Advances from Federal Home Loan Bank	31,013	33,332
Accrued expenses and other liabilities	803	741
Total liabilities	495,619	510,013

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368
shares issued at March 31, 2013 and December 31, 2012)	72,479	72,479
Treasury stock, at cost (2,010,783 shares at March 31, 2013 and December 31, 2012)	(26,567)	(26,567)
Additional paid-in-capital	3,119	3,044
Unearned compensation (restricted stock awards)	(17)	(18)
Unearned compensation (Employee Stock Ownership Plan)	(3,794)	(3,868)
Retained earnings	45,399	44,873
Accumulated other comprehensive income	34	26
Total stockholders' equity	90,653	89,969
Total liabilities and stockholders' equity	$586,272	$599,982

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended March 31,
	2013	2012
Interest and dividend income:
Loans, including fees	$5,456	$5,685
Interest and dividends on securities	424	414
Other interest-earning assets	14	19
Total interest and dividend income	5,894	6,118

Interest expense:
Deposits	958	1,146
Securities sold under agreements to repurchase	3	5
Other borrowed funds	189	365
Total interest expense	1,150	1,516

Net interest income	4,744	4,602
Provision for loan losses	(70)	7
Net interest income after provision for loan losses	4,814	4,595

Non-interest income:
Service charges, fees and commissions	502	540
Loan sales and servicing, net	264	153
Net loss on sale of other real estate owned	(40)	(108)
Income from bank owned life insurance	92	96
Other non-interest income	24	—
Total non-interest income	842	681

Non-interest expenses:
Salaries and employee benefits	2,533	2,771
Occupancy expenses	425	395
Furniture and equipment	204	209
FDIC insurance assessment	68	94
Data processing	312	262
Professional fees	217	165
Advertising	147	149
Stationery, supplies and postage	76	108
Other non-interest expense	652	677
Total non-interest expenses	4,634	4,830

Income before income taxes	1,022	446
Income tax expense	225	49
Net income	$797	$397

Earnings per share:
Basic	$0.16	$0.08
Diluted	$0.16	$0.08

Adjusted weighted average shares outstanding:
Basic	5,040,230	5,305,372
Diluted	5,040,676	5,321,435

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Operating Results:
Net interest income	$4,744	$4,602
Loan loss provision	(70)	7
Non-interest income	842	681
Non-interest expense	4,634	4,830
Net income	797	397

Performance Ratios:
Return on average assets	0.55%	0.26%
Return on average equity	3.56%	1.76%
Interest rate spread	3.43%	3.18%
Net interest margin (1)	3.69%	3.46%
Non-interest income to average assets	0.58%	0.45%
Non-interest expense to average assets	3.20%	3.22%
GAAP Efficiency Ratio (2)	82.96%	91.43%
Non-GAAP efficiency ratio (3)	78.65%	85.59%
Average Equity to Average Assets	15.44%	15.01%

Per Share Data:
Diluted earnings per share	$0.16	$0.08
Cash Dividend per share	$0.05	—
Dividend Yield	1.20%	—
Stock price at period end	$16.90	$14.50
Tangible Book value per share	$16.70	$16.00

	At March 31,	At December 31,
	2013	2012

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.94%	0.93%
Allowance for loan losses as a percent of total non-performing loans	111.21%	109.50%
Net (recoveries)/charge-offs to average loans	(0.01)%	0.14%
Non-performing loans as a percent of total loans	0.85%	0.85%
Non-performing assets as a percent of total assets	0.75%	0.76%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2013	2012

Non-interest expenses	$4,634	$4,830
Tax equivalent net interest income	5,010	4,854
Non-interest income	842	681
Add back:
Loss on sale of other real estate owned	40	108
Total income included in calculation	5,892	5,643

Non-interest expenses divided by total income	78.65%	85.59%

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer